Exhibit 99.1

FOR IMMEDIATE RELEASE

August 21, 2009

CONTACT:	William A. Nix
VP, Finance and
Chief Accounting Officer
(770) 948-3101

Caraustar Reduces Debt Obligation by $135 Million

Emerges in Record 82 Days

Closes on New $75 Million Credit Facility

Atlanta, Georgia – Caraustar Industries, Inc. announced today that it has emerged from Chapter 11 as a newly reorganized private company eliminating approximately $135 million in debt.

Michael J. Keough, president and chief executive officer, said, “We are gratified that the company has been able to expeditiously implement its Plan of Reorganization with minimal business disruption and in record time. As a result, Caraustar emerges with a strong, stable platform from which to operate, invest and grow our business. This is a tremendous accomplishment.”

Under the Plan, shares of the company’s common stock will be retired and previous shareholders will receive a pro rata share of $2.9 million. The company’s 7 3/8 percent and 7 1/4 percent Senior Notes have been exchanged for an aggregate of $85 million in new Senior Secured Notes and 100 percent of the common stock of the reorganized company.

Caraustar has closed on a new $75 million revolving credit facility with General Electric Capital Corporation, which provides Caraustar with more than adequate liquidity to meet all of its working capital needs, including any future capital investments. The company has made no borrowings against the new facility.

Mr. Keough said, “We are in a significantly stronger competitive position today than we have been at any time in the past decade. With one of the strongest balance sheets in the industry, we look forward to building upon our 70-year heritage to continue to provide the innovation, products and services our customers have come to expect from Caraustar, as well as implementing future plans to re-invest in the business and continuing our growth.

“During the brief 82-day period in which Caraustar operated under Court supervision – a record for the Bankruptcy Court for the Northern District of Georgia – customers continued to receive superior customer service; vendors were paid in the ordinary course of business with no losses; and all of our employees worked incredibly hard to support the company’s reorganization efforts.”

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P. O. BOX 115    •    AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX    •    5000 AUSTELL-POWDER SPRINGS ROAD    •    SUITE 300

AUSTELL, GA 30106-3227    •    PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

August 21, 2009

The company has been very active in rationalizing its portfolio by exiting under-performing businesses, right-sizing operations through consolidation of facilities and reducing selling, general and administrative expenses. Restructuring the company’s balance sheet through the exchange of debt for equity complements that effort.

“We are the same company, but with increased financial strength, organizational stability and momentum,” Mr. Keough said. “Our new capital structure, combined with the cost savings achieved by operating as a private entity, provides a lean and flexible foundation for sustainable profitability.

“We are appreciative of the support and commitment from our stakeholders who have expressed their desire to succeed with us, and I have every confidence that we will deliver.”

About Caraustar

Caraustar Industries, Inc. is one of North America’s largest integrated manufacturers of 100% recycled paperboard and converted paperboard products. The company is a socially responsible corporation, is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes and cores; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

Forward Looking Statement

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent company’s expectations, anticipations or beliefs about future events, operating results or financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, but are not limited to, the potential adverse impact of the Chapter 11 proceeding on the company’s liquidity or results of operations, including its relationships with its customers, vendors, employees, and suppliers; the adequacy of the liquidity provided by the company’s new credit facility to fund future capital needs; fluctuations in raw material prices and energy costs; downturns in industrial production, housing and construction and the consumption of durable and nondurable goods; the degree and nature of competition; demand for the company’s products; the degree of success achieved by the company’s new product initiatives; increases in pension and insurance costs; changes in government regulations; the application or interpretation of those regulations or in the systems, personnel, technologies or other resources we devote to compliance with regulations; the impact on the company of its results of operations in recent years and the sufficiency of its financial resources to absorb the impact; and the company’s ability to successfully dispose of its assets held for sale. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities and Exchange Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this document by wire or Internet services.

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